Exhibit 3.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CONIFER HOLDINGS, INC.

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned executes the following Articles of Incorporation:

FIRST:                                                        The present name of the corporation is Conifer Holdings, Inc. (the “Corporation”).

SECOND:                                         The identification number assigned by the Bureau is: 03113N.

THIRD:                                                   The date of filing of the original Articles of Incorporation was October 27, 2009.

FOURTH:                                        The following Restated Articles of Incorporation supersede the Articles of Incorporation, as amended, and shall be the Articles of Incorporation of the Corporation (the “Articles of Incorporation”):

ARTICLE I
NAME

The name of the Corporation is Conifer Holdings, Inc.

ARTICLE II
REGISTERED OFFICE AND RESIDENT AGENT

The address of the Corporation’s registered office in the State of Michigan is 550 West Merrill Street, Suite 200, Birmingham, Michigan 48009, and the name of the resident agent at such address is James G. Petcoff.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act, as amended from time to time (the “MBCA”).

ARTICLE IV
AUTHORIZED STOCK AND RELATIVE RIGHTS

A.                                    The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is [       ] shares consisting of (i) [        ] shares of Preferred Stock (the “Preferred Stock”), and (ii) [        ] shares of Common Stock (the “Common Stock”).

B.                                    The shares of the Preferred Stock may be divided into and issued in one or more series.  The Board of Directors of the Corporation (the “Board of Directors”) is authorized to cause the Preferred Stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations as shall be stated in the resolution providing for the issue of the Preferred Stock adopted by the Board of Directors.  Such resolutions, when filed, shall constitute amendments to the Articles of Incorporation.

C.                                    60,600 of the Preferred Shares shall have the powers, preferences, rights, and the qualifications, limitations and restrictions set forth on Annex A.

D.                                    Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders of the Corporation for their vote.

ARTICLE V

COMPROMISE, ARRANGEMENT OR PLAN OF REORGANIZATION

When a compromise or arrangement or a plan of reorganization of the Corporation is proposed between the Corporation and its creditors or any class of them or between the Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or a class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs.  If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the Corporation.

ARTICLE VI
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

A.                                    NUMBER.                              The number of directors which shall constitute the Board of Directors shall be fixed exclusively by the Board of Directors in accordance with the Bylaws of the Corporation.

B.                                    CLASSES.

1.                                      The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective.  At the first annual meeting of shareholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and the Class I directors shall be elected for full terms of three years.  At the second annual meeting of shareholders following such initial classification, the term of office of the Class II directors shall expire and the Class II directors shall be elected for full terms of three years.  At the third annual meeting of shareholders following such initial classification, the term of office of the Class III directors shall expire and the Class III directors shall be elected for full terms of three years.  At each succeeding annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

2.                                      If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  When the number of directors is increased by the Board of Directors and any newly

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created directorships are filled by the Board of Directors, the additional directors shall be classified as provided by the Board of Directors.

3.                                      A director shall hold office until the meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors may be filled only by the Board of Directors by an affirmative vote of a majority of the directors then in office.  If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.  A director elected by the Board of Directors to fill a vacancy shall hold office until the next election of the class for which the director shall have been chosen and until his or her successor shall be elected and shall qualify.  A director or the entire Board of Directors may be removed only for cause.

4.                                      Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred stock or series thereof issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the applicable terms of the Articles of Incorporation, except that such directors so elected shall not be divided into classes pursuant to this Article.

ARTICLE VII
SHAREHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted by the MBCA to be taken at an annual or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.  No action by written consent of holders of less than all the outstanding shares entitled to vote on such action shall be effective unless the proposed action shall have been approved by the Board of Directors before the consent of shareholders is executed.

ARTICLE VIII

EXCULPATION OF DIRECTORS

A.                                    The liability of the directors for monetary damages is eliminated to the fullest extent under applicable law.  If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated to the fullest extent permitted by applicable law, as so amended.

B.                                    Any repeal or modification of this Article VIII shall be prospective and shall not affect the rights under this Article VIII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.

ARTICLE IX
AMENDMENT

A.                                    ARTICLES OF INCORPORATION.  In addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by the Articles of Incorporation or

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any certificate of amendment filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles VI, VII, VIII and IX of the Articles of Incorporation.

B.                                    BYLAWS.  The Board of Directors may adopt, amend or repeal the Bylaws of the Corporation.  The shareholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Articles of Incorporation, such action by shareholders shall require the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE X

EFFECTIVE DATE

The effective date of these Restated Articles of Incorporation shall be              , 2015.

* * * * * *

The foregoing Articles of Incorporation have been duly adopted in accordance with the provisions written consent of a majority of the shareholders entitled to vote in accordance with Section 407(2) of the MBCA.

Executed at Birmingham, Michigan, on              , 2015

Nicholas J. Petcoff, Secretary

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Annex A

The following is a statement of the powers, preferences, rights and the qualifications, limitations and restrictions of the Preferred Shares.

1.                                      Definitions.  For purposes of this Annex A, the following definitions apply:

(a)                                 “Board” means the Board of Directors of the Corporation.

(b)                                 “Common Shares” means shares of the Common Stock of the Corporation.

(c)                                  “Corporation” means Conifer Holdings, Inc.

(d)                                 “Dividend” means that part of the net-earnings of the Corporation that the Board determines to distribute to the shareholders of the Corporation.

(e)                                  “Liquidation Event” shall have the meaning ascribed in Section 2(c)(i) of this Annex A.

(f)                                   “Liquidation Preference” shall have the meaning ascribed in Section 2(c)(i) of this Annex A.

(g)                                 “Original Purchase Price” means, with respect to the Preferred Shares, One Hundred Dollars ($100.00) per share.

(h)                                 “Person” means any individual, corporation, partnership, association, trust or other entity or organization.

(i)                                    “PIK Interest” shall have the meaning ascribed in Section 2(a)(i) of this Annex A.

(j)                                    “Preferred Dividend” shall have the meaning ascribed in Section 2(a)(i) of this Annex A.

(k)                                 “Preferred Shares” means shares of the redeemable perpetual Preferred Stock of the Corporation.

(l)                                    “Redemption Notice Date” shall have the meaning ascribed in Section 2(b) of this Annex A.

(m)                             “Redemption Price” shall have the meaning ascribed in Section 2(b) of this Annex A.

(n)                                 “Shares” shall mean the Common Shares and/or the Preferred Shares of the Corporation.

2.                                      Preferred Shares. Effective as of October 1, 2014:

(a)                                 Preferred Dividends and PIK Interest.

(i)                                    The Preferred Shares shall earn current interest at the annual rate of ten percent (10%) based on the Original Purchase Price, payable quarterly on the first day of each June, September, December and March while such Preferred Shares are issued and outstanding (the “Preferred Dividend”) and paid-in-kind interest that will accrue and be capitalized on the Original Purchase Price (“PIK Interest”) at the annual rate of four percent (4%) compounded and accrued quarterly on the first day of each June, September, December and March while such Preferred Shares are issued and outstanding.

(ii)                                The Preferred Dividend and the PIK Interest shall be cumulative.

(iii)                            The Preferred Shares are perpetual and redeemable at the option of the Corporation, as determined by (A) a majority vote of the Board, and (B) a majority vote of the Board members who do not own of record or beneficially any of the Preferred Shares.

(iv)                             The PIK Interest will be payable in cash at the time of any redemption of the Preferred Shares.

(v)                                 No dividend shall be paid upon or declared and set apart for any of the Corporation’s Common Shares if the Board shall have failed to (A) pay in full in cash all cumulative Preferred Dividends required to be paid to the holders of the Preferred Shares, and (B) accrue and capitalize all PIK Interest due and owing to the holders of the Preferred Shares.

(b)                                 Redemption Rights. All or any part of the Preferred Shares may be redeemed after one (1) year from the date of issuance, at the option of the Corporation (as provided in Section 2(a)(iii) above), on at least thirty (30) days prior notice (the “Redemption Notice Date”) to the holders of Preferred Shares and the payment of the Original Purchase Price plus any accumulated and as yet unpaid Preferred Dividends and PIK Interest (the “Redemption Price”). If less than all of the Preferred Shares are to be redeemed, the Preferred Shares shall be redeemed from the holders on a pro rata basis. At and after the Redemption Notice Date, all rights of the holders of Preferred Shares with respect to such Shares of Preferred Stock that have been called for redemption shall cease, except for the right to receive the Redemption Price.

(c)                                  Liquidation Rights.

(i)                                    In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation Event”), whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Corporation, each holder of Preferred Shares then outstanding will be entitled to be paid out of the net assets of the Corporation available for distribution to its shareholders, if any, prior and in preference to any payment or declaration and setting apart for payment of any amount in respect of the Common Shares, an amount per Preferred Share (as presently constituted and as appropriately adjusted for any share dividends, combinations, subdivisions, splits and the like with respect to the Preferred Shares) equal to the Original Purchase Price plus any accumulated and as yet unpaid Preferred Dividends and PIK Interest (the “Liquidation Preference”). lf, upon any Liquidation Event, the assets to be distributed to the holders of the Preferred Shares are insufficient to permit the payment to such holders of the full Liquidation Preference, then all of the net assets of the Corporation available for distribution to its shareholders will be distributed ratably among the holders of the Preferred Shares in proportion to the then applicable Liquidation Preference with respect to all Preferred Shares held by each such holder.

(ii)                                Upon completion and payment in full of the distribution required by subparagraph 2(c)(i) above, any remaining assets of the Corporation available for distribution to shareholders will be distributed among the holders of the Common Shares pro rata based on the number of Common Shares held by each such holder.

(d)                                 Notice. The Corporation shall provide each holder of record of the Preferred Shares at such holder’s address as shown in the records of the Corporation with written notice of any Liquidation Event, stating a payment date and the place where payment of the Liquidation Preference will be made. Any notice given to a holder of Preferred Shares will be deemed given when personally delivered to such holder or five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record of the Preferred Shares at his, her or its address appearing on the books of the Corporation.

(e)                                  Restrictions and Limitations. So long as any Preferred Shares remain outstanding, the prior written consent of the holders of at least eighty (80%) percent of the outstanding Preferred Shares shall be necessary for effecting or validating any of the following:

(i)                                    any amendment, alteration, or repeal of any provision of the Corporation’s Articles of Incorporation or Bylaws that alters or changes the powers, preferences, or other special rights or privileges, or restrictions of the Preferred Shares; or

(ii)                                any authorization or any designation, whether by reclassification or otherwise, of any new class or series of Shares, or any other securities convertible into equity securities of the Corporation, ranking senior to the Preferred Shares in right of redemption, Liquidation Preference or dividends.

(f)                                   Voting. Except as required by Section 2(e) of this Annex A, the Preferred Shares shall not be entitled to vote or consent to any action.

3.                                      No Impairment. The Corporation will not amend its Articles of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of intentionally avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

4,                                      Miscellaneous Provisions.

(a)                                 Restrictions on Redemption. The Corporation, by .action of its Directors, may redeem Shares of any class at such price and upon such terms as may be agreed upon between the Directors and the selling shareholder or shareholders; provided however, that no Shares of any class other than the Preferred Shares may be redeemed as long as there remain Preferred Shares outstanding, without the prior written consent of the holders of a majority of the outstanding Preferred Shares.

(b)                                 Dealings with the Corporation. A director of the Corporation shall not be disqualified by his or her office from dealing or contracting with the Corporation either as a seller, purchaser or otherwise, nor shall any contract or transaction be void or voidable with respect to the Corporation for the reason that it is between the Corporation and one or more of its directors or officers, or between the Corporation and any other person in which one or more of its directors or any officers are directors, trustees, or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participate in or vote at the meeting of the directors or a committee thereof which authorizes such contract or transaction, if in any such case: (i) the material facts as to his, her or their relationship or interests and as to the contract or transaction are disclosed or are known to the directors or the committee and the directors or committee, in good faith reasonably justified by all applicable facts, authorize the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation held by persons not interested in the contract or transaction; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized or approved by the directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the directors, or a committee thereof which authorizes the contract or transaction.